                     U.S. SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING
                                                            -------------------

                                                              SEC FILE NUMBER
                                                                   1-9115
                                                            ===================

                                                                CUSIP NUMBER
                                                                 205620107
                                                            -------------------
         (Check One):


[X] Form 10-K and Form 10-KSB [ ] Form 20-F [ ] Form 11-K [ ] Form 10-Q and Form 10-QSB
                                    [ ] Form N-SAR

          For Period Ended: January 31, 2000
          [ ] Transition Report on Form 10-K
          [ ] Transition Report on Form 20-F
          [ ] Transition Report on Form 11-K
          [ ] Transition Report on Form 10-Q
          [ ] Transition Report on Form N-SAR

          For the Transition Period Ended:

================================================================================


          Read Attached Instruction Sheet Before Preparing Form. Please Print or Type.
          NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.

================================================================================

          If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

================================================================================

PART 1 REGISTRANT INFORMATION

================================================================================

          Full Name of Registrant:  CompuTrac, Inc.

          Former Name if Available:


         Address of Principal Executive Office (Street and Number):  222 Municipal Drive
            City, State and Zip Code:                                Richardson, Texas 75080

================================================================================

PART II RULES 12b-25(b) AND (c)

================================================================================

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)










          (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X]
          (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

          (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

================================================================================

PART III NARRATIVE

================================================================================

State below in reasonable detail the reasons why Form 10-K and Form 10-KSB, 11-K, 10-Q and Form 10-QSB, BSAR, or the transition report or portion thereof could not be filed within the prescribed period:

Due to scheduling conflicts, the registrant did not provide its independent auditors the information necessary for them to conduct their final review, approve and sign the registrant's Form 10-KSB for the fiscal year ending January 31, 2000 in a time frame permitting the filing of the Form 10-KSB by April 30, 2000 without unreasonable effort or expense.

                                                 (Attach Extra Sheets if Needed)
================================================================================

PART IV OTHER INFORMATION

================================================================================

          (1) Name and telephone number of person to contact in regard to this notification

              Shawn Anderson                        (972)         234-4241
              --------------                        -----         --------
                  (Name)                          (Area Code) (Telephone Number)

          (2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                               [X] Yes    [ ] No

          (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                               [ ] Yes    [X] No

          If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                                 CompuTrac, Inc.
                                 ---------------
                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.



Date: April 30, 2000                   By: /s/ Shawn Anderson
                                           -------------------------------------
                                               Shawn Anderson
                                               Controller